Exhibit 99.2

Pericom Semiconductor: (NASDAQ: PSEM) Q4FY14 and Fiscal Year 2014 Earnings

2 Copyright Pericom Semiconductor Corp 2012 Confidential » This presentation will include remarks about future expectations, plans and prospects for Pericom which constitute forward - looking statements for purposes of the safe - harbor provisions under applicable federal securities laws. Such forward - looking statements include the statements in the slide entitled ”Q1FY15 Business Outlook”, which sets forth expected revenues, gross margin and other financial results for the fiscal first quarter . » Actual results may differ materially from our forward - looking statements, as a result of various important risks and uncertainties, including unexpected softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory and other risks and uncertainties which are detailed and may be reviewed in the Company’s filings with the SEC. » All forward - looking statements included in this presentation are made as of the date of this presentation, and Pericom expressly disclaims any obligation to update the information provided in this presentation, except as required by law. » We encourage you to review our most recent annual report on Form 10 - K and our most recent quarterly report on Form 10 - Q filed with the SEC and, in particular the risk factor sections of those filings. Safe Harbor

3 Copyright Pericom Semiconductor Corp 2012 Confidential Q4FY14 Q3FY14 FY14 FY13 Revenue $32.7M $30.7M $128.1M $129.3M Gross Margin 43.0% 42.5% 41.6% 38.7% Operating Expense $11.1M $11.0M $44.5M $45.9M Income $2.9M $2.0M $8.8M $4.1M Margin 8.9% 6.5% 6.8% 3.2% Net Income $2.8M $1.8M $8.5M $6.0M Margin 8.6% 5.9% 6.6% 4.6% EPS - diluted $0.12 $0.08 $0.36 $0.25 Tax Rate 18% 36% 28% 29% FY14 Earnings Overview (Non - GAAP Results)

4 Copyright Pericom Semiconductor Corp 2012 Confidential June 2014 Cash & Investments $119M Working Capital $143M Total Assets $240M Total Liabilities $33M Shareholders’ Equity $207M Book Value / Share $9.44 Tangible Net Worth / Share $9.12 Cash & Investments / Share $5.42 Strong Balance Sheet

5 Copyright Pericom Semiconductor Corp 2012 Confidential » Market Segment » Networking / Telecom 38% » Consumer 17% » PC Notebook 14% » Server / Storage 10% » Embedded 14% » Others 7% » Product Line » ICs – 62% » Frequency Control Products (FCP) – 38% Q4 Revenue Mix » Geographic » Asia – 92% » N. America 5% » Europe 3% » Channel » Distribution - 67% » CMs – 27% » OEMs – 6% » Key End Customers » Top five – 30% » One customer – 11%

6 Copyright Pericom Semiconductor Corp 2012 Confidential » Introduced 17 new products: » Targeted to our focus market segments (in parenthesis) » Connectivity – 7 new products: » I2C to UART Bridges – (Embedded) » PCIe to UART Bridges – (Embedded) » PCIe Packet Switches – (Networking, Embedded, Computing) » Switching – 2 new products: » USB switch – (Automotive, Mobility, Computing) » DDR Switch – (Networking, Computing) » Timing – 5 new products: » High Performance Clock Generators – (Networking, Mobility, Computing) » Real Time Clocks, and XO Clock (Networking, Mobility, Computing, Embedded) » Signal Integrity – 3 new products: » SAS3 and HDMI ReDrivers – (Storage, Cloud Computing, Mobility, Embedded) New Products – 4QFY14

7 Copyright Pericom Semiconductor Corp 2012 Confidential Q1 FY15 Business Outlook (Non - GAAP) Range of Estimates Revenue $32.0M to $35.0M Gross Margin 41.5% to 43.5% Operating Expense $11.2M to $11.5M Other Income $0.6M to $0.8M Tax Rate 26% to 28%

8 Copyright Pericom Semiconductor Corp 2012 Confidential Pericom Semiconductor: Enabling High - speed Serial Connectivity ( Nasdaq : PSEM) Fiscal 4Q14 Earnings Q & A